EXHIBIT 23.1

[LETTERHEAD OF MARCUM & KLIEGMAN LLP]

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Caprius, Inc on Form S-1 Pre-Effective Amendment No. 3 to Form S-1 (File No. 333-148792) of our report dated November 15, 2007, except for Note L as to which the date is  December 6, 2007, with respect to our audits of the consolidated financial statements of Caprius, Inc. as of September 30, 2007 and 2006 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement.  We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum & Kliegman LLP
Marcum & Kliegman LLP

New York, New York
October 1, 2008